Exhibit 4.1

EXECUTION VERSION

THIS WARRANT AND THE SECURITIES ISSUABLE ON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES AND ACCORDINGLY MAY NOT BE, DIRECTLY OR INDIRECTLY, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THIS WARRANT AND SUCH SECURITIES UNDER THE SECURITIES ACT AND THE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND UNDER APPLICABLE SECURITIES LAWS OF ANY STATE WITHIN THE UNITED STATES AND, IF REQUESTED BY THE COMPANY (OR ANY SUCCESSOR OR PERMITTED ASSIGNEE THEREOF), AN OPINION REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY LEGAL COUNSEL TO THE HOLDER OF SUCH SECURITIES.

THIS WARRANT AND THE SECURITIES ISSUABLE ON EXERCISE HEREOF ARE FURTHER SUBJECT TO THE TERMS AND CONDITIONS OF THIS WARRANT, THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SYMBOTIC HOLDINGS LLC, DATED AS OF JUNE 7, 2022 (THE “LLC AGREEMENT”), BY AND AMONG THE COMPANY AND THE EQUITY HOLDERS THEREOF, AND THE INVESTMENT AND SUBSCRIPTION AGREEMENT, DATED DECEMBER 12, 2021 (THE “SUBSCRIPTION AGREEMENT”), BY AND BETWEEN THE COMPANY AND WALMART INC. NO, DIRECT OR INDIRECT, SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR OTHER DISPOSITION OR TRANSFER OF THIS WARRANT OR SUCH SECURITIES MAY BE EFFECTED EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS WARRANT, THE LLC AGREEMENT AND THE SUBSCRIPTION AGREEMENT. A COPY OF SUCH LIMITED LIABILITY COMPANY AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON WRITTEN REQUEST.

SYMBOTIC HOLDINGS LLC

WARRANT TO PURCHASE COMMON UNITS

Warrant No. 4	June 7, 2022 (the “Issue Date”)

Symbotic Holdings LLC, a Delaware limited liability company (including any successor or permitted assignee thereof, the “Company”), for value received, certifies and agrees (this warrant and any other warrants delivered in substitution or exchange herefor as provided herein, this “Warrant”) that Walmart Inc., a Delaware corporation (the “Holder”), is entitled, in accordance with the terms and subject to the conditions set forth herein, to purchase from the Company 15,870,411 (calculated in accordance with Exhibit C) duly authorized and validly issued Common Units (subject to adjustment as provided in Section 4, the “Warrant Units”) at $10.00 per Warrant Unit (subject to adjustment as provided in Section 4, the “Exercise Price”). This Warrant has been issued pursuant to the terms of the Subscription Agreement.

1. Term. In accordance with the terms and subject to the conditions set forth herein, including, for the avoidance of doubt, Section 2.4, the Holder may exercise this Warrant for all or any other amount of Warrant Units that have vested pursuant to the third sentence of this Section 1 at any time or from time to time on or after the Vesting Date and prior to the Expiration Time (such period, the “Exercise Period”). Nothing contained herein shall confer any right upon the Holder to subscribe for or purchase, acquire, accept or receive any Warrant Units at any time before or after the Exercise Period, and from and after the Expiration Time, this Warrant and all rights hereunder shall be void and of no value. All Warrant Units shall automatically vest without any action by the Company or the Holder upon the Installment Commencement Date of the Project for which the applicable Project SOW results in the aggregate number of Modules installed under the MAA equal to or more than ten (10.00) (the date on which such vesting occurs, the “Vesting Date”).

2. Exercise.

2.1 Optional Exercise. During the Exercise Period, the rights under this Warrant may be exercised by the Holder, in whole or in part, at the Holder’s election by:

(a) (i) surrendering this Warrant, (ii) delivering a duly executed Notice of Exercise in the form of Exhibit A (the “Notice of Exercise”) and (iii) delivering a duly executed joinder to the LLC Agreement (to the extent the Holder is not already a Member thereunder) or applicable successor agreement (if applicable), in each case, to the Company via delivery in accordance with Section 16; and

(b) making payment to the Company of the Aggregate Exercise Price by wire transfer of immediately available funds to an account designated in writing by the Company.

2.2 Exercise Date. Any exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business (a) in the case of voluntary exercise, on the day (x) on which the Notice of Exercise pursuant to Section 2.1 is deemed to be delivered pursuant to Section 16 or (y) if a later date is specified in the Notice of Exercise, such later date, and (b) in the case of automatic exercise pursuant to Section 7.1, immediately prior to, but conditioned on, consummation of the applicable Cash Transaction causing the automatic exercise to occur pursuant to Section 7.1 (such date, an “Exercise Date”). As of the Exercise Date, the Holder shall immediately become a holder of record of the applicable number of Warrant Units or, if applicable, once a determination of the Fair Market Value has been made.

2.3 New Warrant. As soon as practicable after an Exercise Date (and in any event within five Business Days thereafter), if such exercise is in part only, the Company, at its expense, shall cause to be issued in the name of, and delivered to, the Holder, or otherwise as the Holder may direct (subject to Section 13), a new Warrant substantially identical in form hereto for the purchase of a number of Warrant Units equal to the difference of the number of Warrant Units subject to this Warrant minus the number of Warrant Units that are the subject of such partial exercise.

2.4 MAA Capital Prepayment Failure. In the event that Walmart (a) does not exercise this Warrant in full by 5:00 p.m., New York City time, on the date that is the first anniversary of the Vesting Date and (b) fails to make the Capital Markup Prepayment properly invoiced by Symbotic LLC pursuant to Section 4.2(b) of Exhibit J (Pricing) of the MAA when due, then this Warrant and all rights hereunder shall be void and of no value.

3. Representations and Warranties.

3.1 Company. The Company represents, warrants, covenants and agrees that:

(a) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b) All Warrant Units issued upon the exercise of this Warrant shall, upon issuance, be free of all Liens, other than those restrictions under applicable federal and state securities Laws, as set forth in the Company’s then-applicable Organizational Documents or the Subscription Agreement or caused by the Holder or any of its Affiliates.

(c) The Company shall at all times during the Exercise Period have authorized, and reserved for issuance a sufficient number of units to provide for the exercise of the rights represented by this Warrant.

(d) Assuming all consents, approvals, authorizations, filings and notifications required under applicable Law are obtained or made by the Holder, as applicable, the Company shall ensure that all Warrant Units issued pursuant to this Warrant shall be issued without violation by the Company of any applicable Law in all material respects.

3.2 Holder. The Holder represents, warrants, covenants and agrees that:

(a) The Holder is acquiring this Warrant (including the Warrant Units issuable hereunder) solely for investment, for its account or accounts and not with a view to, or for resale in connection with, the distribution or other disposition thereof, except for such distributions and dispositions which are (i) explicitly permitted or contemplated under the terms of the LLC Agreement, the Subscription Agreement or this Warrant, as applicable, and (ii) effected in compliance with the Securities Act, the rules and regulations of the SEC promulgated thereunder and all applicable state securities and “blue sky” laws.

(b) The Holder’s financial situation is such that it can afford to bear the economic risk of holding this Warrant (including the Warrant Units issuable hereunder) for an indefinite period of time and can afford to suffer a complete loss of its investment in the Company.

(c) The Holder’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of this Warrant (including the Warrant Units issuable hereunder).

(d) The Holder is an “accredited investor” (within the meaning of SEC Rule 501(a) of Regulation D promulgated under the Securities Act). The Holder acknowledges this Warrant may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable securities Law, except pursuant to an applicable exemption therefrom, without compliance with any other applicable Law, and in compliance with the terms and conditions set forth in this Warrant, the Subscription Agreement and the LLC Agreement, which the Holder acknowledges includes certain limitations with respect to this Warrant (and the Warrant Units issuable hereunder).

(e) The Holder acknowledges that it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the Company concerning the terms and conditions of the transactions contemplated hereby, this Warrant (including the Warrant Units issuable hereunder) and the merits and risks of investing in this Warrant (including the Warrant Units issuable hereunder), and any such questions have been answered to the Holder’s reasonable satisfaction; (ii) access to information about the Company and its Subsidiaries and its and their financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to the Holder’s reasonable satisfaction; and (iv) the opportunity to ask questions of management of the Company and any such questions have been answered to the Holder’s reasonable satisfaction. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of this Warrant (including the Warrant Units issuable hereunder).

4. Adjustment Upon Certain Events. To prevent dilution of the exercise rights granted under this Warrant, the Exercise Price and the number of Warrant Units issuable upon exercise of this Warrant shall be subject to adjustment from time to time as set forth in Section 4.1 (in each case, after taking into consideration any prior adjustments pursuant to Section 4.1). Other than pursuant to Section 4.1, the Exercise Price and the number of Warrant Units issuable upon exercise of this Warrant shall not be subject to any adjustment of any kind at any time.

4.1 Adjustment.

(a) If the Company (i) declares and pays a dividend or makes a distribution on any of its equity securities, in either case payable in additional Common Units or in Options or Convertible Securities or (ii) subdivides (by unit split or otherwise) or reclassifies any of the outstanding Common Units into a greater number of Common Units, then the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Units issuable upon exercise of this Warrant shall be proportionately increased.

(b) If the Company combines or reclassifies (by reverse unit split or otherwise) any of the outstanding Common Units into a smaller number of Common Units, then the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Units issuable upon exercise of this Warrant shall be proportionately decreased.

(c) If at any time there shall be any internal reorganization, recapitalization, merger or consolidation involving the Company that does not constitute a Change of Control (a “Reorganization”) in which shares of the Company’s units are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Warrant Units deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Warrant Units hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the board of directors or equivalent governing body of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization (including provisions for adjustments of the number of units purchasable and receivable upon the exercise of this Warrant) to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any units or other securities deliverable after that event upon the exercise of this Warrant.

(d) Any adjustment under this Section 4.1 shall become effective at the close of business on the record date of any such dividend or distribution or the effective date of any such subdivision, reclassification or combination, as the case may be.

(e) Upon any adjustment in accordance with this Section 4.1, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Exercise Price as adjusted and the number of equity securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Exercise Price at the time in effect and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant. The Company shall not, through any Reorganization, reclassification or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such commercially reasonable action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(f) Certain Issuances of Common Units or Convertible Securities. If the Company shall at any time or from time to time issue Common Units (or rights or warrants or any other securities or rights exercisable or convertible into or exchangeable for Common Units (collectively, a “conversion”)), without consideration or at a consideration per Unit (or having a conversion price per share) that is less than the Exercise Price (the date of such issuance, the “Pricing Date”) other than pursuant to a Permitted Transaction then, in such event:

(1) the number of Warrant Units issuable upon the exercise of this Warrant immediately prior to the Pricing Date (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (I) the numerator of which shall be the sum of (x) the number of Units outstanding immediately prior to the Pricing Date and (y) the number of additional Units issued (or into which Convertible Securities may be converted) and (II) the denominator of which shall be the sum of (x) the number of Units outstanding immediately prior to the Pricing Date and (y) the number of Units (rounded to the nearest whole share) which the Aggregate Consideration (as defined below) in respect of such issuance of Units (or Convertible Securities) would purchase at the Fair Market Value of Common Units immediately prior to the Pricing Date; and

(2) the Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the Pricing Date by a fraction, the numerator of which shall be the number of Common Units issuable upon exercise of this Warrant in full immediately prior to the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant was exercisable by its terms at such time), and the denominator of which shall be the number of Common Units issuable upon exercise of this Warrant in full immediately after the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant is exercisable by its terms at such time).

For purposes of the foregoing: (1) the “Aggregate Consideration” in respect of such issuance of Common Units (or Convertible Securities) shall be deemed to be equal to the sum of the gross offering price (before deduction of any related expenses payable to third parties, including discounts and commissions) of all such Common Units and Convertible Securities, plus the aggregate amount, if any, payable upon conversion of any such Convertible Securities (assuming conversion in accordance with their terms immediately following their issuance (and further assuming for this purpose that such Convertible Securities are convertible at such time)); (2) in the case of the issuance of such Common Units or

Convertible Securities for, in whole or in part, any non-cash property (or in the case of any non-cash property payable upon conversion of any such Convertible Securities), the consideration represented by such noncash property shall be deemed to be the fair market value of such non-cash property as of immediately prior to the Pricing Date (before deduction of any related expenses payable to third parties, including discounts and commissions); (3) if the Exercise Price and the number of Warrant Units issuable upon exercise of this Warrant shall have been adjusted upon the issuance of any Convertible Securities in accordance with this Section 4.1(f), no further adjustment of the Exercise Price and the number of Warrant Units issuable upon exercise of this Warrant shall be made for the actual issuance of Common Units upon the actual conversion of such Convertible Securities in accordance with their terms; and (4) “Permitted Transactions” shall include, to the extent applicable, (a) issuances of Common Units (including upon exercise of options) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or other similar compensatory agreement or arrangement approved by the Board, (b) any sale of the Common Units pursuant to a registered public offering, (c) issuances of Common Units as full or partial consideration in connection with a bona fide merger, acquisition, consolidation, business combination, purchase of the capital stock or assets of, or transaction or series of transactions with, an unaffiliated third party, (d) issuances of Common Units or securities convertible into Common Units as an “equity kicker” pursuant to a debt financing, equipment leasing or real property leasing transaction, (e) issuances of Common Units or securities convertible into Common Units to suppliers or third party service providers in connection with the provision of goods or services, (f) issuances of any Common Units or options to purchase Common Units, or other equity-based awards (including restricted stock units), issued or granted to existing or former employees (or prospective employees who have accepted an offer of employment) of the Company or any of its Subsidiaries pursuant to Company equity incentive plans, including the Company’s equity incentive plans existing on the date hereof and any future equity incentive plan, as such plans may be amended or supplemented, including, for the avoidance of doubt, any Common Units issuable upon exercise of any such option or settlement or vesting of any equity-based award issued under such plans, (g) issuances of any securities issued pursuant to any employee stock purchase plan, (h) issuances of securities issued by the Company upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, Common Units, including the Warrant Units and Common Units issuable upon conversion of the Convertible Securities, and are outstanding prior to the Issue Date, and (i) the issuance of any Common Units to PubCo, to the extent such issuance is required to maintain a one-to-one ratio between the number of Common Units and applicable public company shares; provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Issue Date. Any adjustment made pursuant to this Section 4.1(f) shall become effective immediately upon the date of such issuance. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Units issuable upon exercise of this Warrant shall be made pursuant to this Section 4.1(f).

4.2 Adjustment Notice. As promptly as practicable following any adjustment of the Exercise Price pursuant to Section 4.1 (but in any event not later than 10 Business Days thereafter), the Company shall use reasonable efforts to furnish to the Holder a written notice (a) confirming the Exercise Price then in effect and the number of Warrant Units or the amount, if any, of other securities or assets then issuable upon exercise of this Warrant and (b) setting forth in reasonable detail such adjustment and the facts upon which it is based.

4.3 No Impairment. The Company shall not, by amendment of the LLC Agreement or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company.

5. Transfer.

5.1 Generally. This Warrant may only be transferred in its entirety to controlled Affiliates of the Holder who remain a controlled Affiliates of the Holder following such transfer or upon the prior written consent of the Company.

5.2 Mechanics of Transfer. Any transfer permitted by this Section 5.2 shall be effective upon surrender of this Warrant to the Company at its then-principal executive offices with a properly completed and duly executed Warrant Transfer Form in the form set forth in Exhibit B. Upon such compliance, surrender and delivery, the Company shall (a) execute and deliver a new Warrant in the name of the transferee or transferees and in the denominations specified in such instrument or instruments of transfer, (b) promptly cancel this Warrant, and (c) take such other actions as reasonably necessary to accomplish and evidence such transfer.

6. Holder Not A Member. Prior to the issuance to the Holder of the Warrant Units to which the Holder is entitled to receive upon the exercise of this Warrant, nothing in this Warrant shall be construed as conferring upon the Holder, with respect to such Warrant Units, any rights as a Member, including, for the avoidance of doubt, the right to receive dividends or other distributions or to consent to any action.

7. Treatment of Warrant Upon Change of Control of Company.

7.1 Cash Transaction. If the SPAC consummates a Change of Control transaction prior to the Expiration Time in which the consideration to be received by the SPAC’s stockholders consists solely of cash (a “Cash Transaction”), the terms of which ascribe a Fair Market Value to the Warrant Units greater than the Exercise Price, then (a) this Warrant shall be deemed to have been automatically exercised on a net exercise issue basis on the Exercise Date as contemplated by Section 2.2(b), and (b) the Holder shall have the right thereafter to receive the same cash consideration as it would have been entitled to receive upon the occurrence of such Change of Control transaction if it had been, immediately prior to such Change of Control, a holder of the number of Warrant Units then issuable upon exercise in full of this Warrant, less the Aggregate Exercise Price. In the event of a Cash Transaction, the terms of which ascribes a Fair Market Value to the Warrant Units less than the Exercise Price, then this Warrant will expire immediately prior to the consummation of such Cash Transaction.

7.2 Transaction for Other Assets. If the Company or, after the SPAC Closing, the SPAC, consummates a Change of Control transaction prior to the Expiration Time other than a Cash Transaction, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Warrant Units issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Units were outstanding on and as of the closing of such Change of Control transaction; provided that if all units of the Company are converted into or redeemed in exchange for shares of Class A Common Stock of the SPAC in connection with the Change of Control transaction, then the Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for such shares of Class A Common Stock, on an as-converted basis.

8. Limitations on Liability. Prior to the issuance to the Holder of the Warrant Units to which the Holder is entitled to receive upon the exercise of this Warrant, nothing in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a Member, whether such liabilities are asserted by the Company, creditors of the Company or any other third Persons.

9. Effect of Violation. Any action or attempted action by the Company or the Holder in violation of this Warrant shall be null and void ab initio and of no force or effect whatsoever.

10. Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of a customary indemnity agreement or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company shall issue, in lieu thereof, a new Warrant of the same tenor and date.

11. Warrant Register. The Company shall keep and properly maintain at its principal executive office books and records for the registration of this Warrant and any transfers thereof. The Company (a) may deem and treat the Person in whose name this Warrant is registered on such books as the Holder thereof for all purposes and (b) shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions hereof.

12. Entire Agreement; Parties in Interest. This Warrant, including the exhibits, documents and instruments referred to herein, the MAA, Subscription Agreement, the LLC Agreement and the Ancillary Agreements (other than this Warrant) constitute the entire agreement, and supersede all prior and contemporaneous agreements and understandings, both written and oral the among the parties hereto with respect to the subject matter of this Warrant.

13. Liabilities Under Federal Securities Laws. The exercise by the Holder of any rights under this Warrant shall be subject to such reasonable delay as may be required or advisable (taking into account advice of legal counsel) to prevent any party hereto or any of its Affiliates from incurring any liability under any U.S. or non-U.S. securities Laws and the parties hereto agree to cooperate in good faith in respect thereof.

14. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

14.1 This Warrant shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the state of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

14.2 Each of the parties hereto agrees that: (a) it shall bring any Proceeding against any other party hereto in connection with, arising out of or otherwise relating to this Warrant, any instrument or other document delivered pursuant to this Warrant or the transactions contemplated hereby exclusively in the Chosen Courts; and (b) solely in connection with such Proceedings, (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (iii) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (v) it shall not assert as a defense any matter or claim waived by the foregoing clauses (i) through (iv) of this Section 14.2 or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

14.3 EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING AGAINST THE OTHER PARTY HERETO WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS WARRANT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS WARRANT OR ANY TRANSACTION RELATED TO THIS WARRANT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH PROCEEDING. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INSTRUMENTS OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 14.3.

15. Remedies.

15.1 Remedies Cumulative. All remedies available under this Warrant, at Law, in equity or otherwise shall be deemed cumulative and not alternative or exclusive of other remedies, and the exercise by any party hereto of a particular remedy shall not preclude the exercise of any other remedy.

15.2 Injunctive Relief. The Company acknowledges and agrees that the Holder would be irreparably damaged if any of the provisions of this Warrant are not performed in accordance with their specific terms and that any breach of this Warrant by the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Holder may be entitled, at Law or in equity, it shall be entitled to enforce any provision of this Warrant by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Warrant, without posting any bond or other undertaking.

16. Notice. Any notice, consent, demand or communication required or permitted to be given by any provision of this Warrant shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person (as designated by such Person to receive any such notice or, in the absence of such designation, any officer of such Person) to whom the same is directed, (b) sent by nationally recognized overnight courier service (with tracking capability) or (c) via email at the following addresses; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 16:

If to the Company, to:

c/o Symbotic

200 Research Drive

Wilmington, Massachusetts 01887

Attention: Corey Dufresne

Email: cdufresne@symbotic.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Robert W. Downes

                 George J. Sampas

                 Matthew B. Goodman

Email: downesr@sullcrom.com

                 sampasg@sullcrom.com

                 goodmanm@sullcrom.com

If to the Holder, to:

702 Southwest 8th Street

Bentonville, AR 72716

Attention: Michael Guptan, VP, Corporate Development

Email: michael.guptan@walmart.com

with a copy (which shall not constitute notice) to:

VP, General Counsel Supply Chain

601 N. Walton Blvd.

Bentonville, AR 72716-0710

Attention: William Silcott (or the email of the then-current VP,

                  General Counsel Supply Chain)

Email: William.Silcott@walmartlegal.com

with a copy (which shall not constitute notice) to:

702 Southwest 8th Street

Bentonville, AR 72716

Attention: Grant Lightle, Senior Counsel

Email: grant.lightle@walmartlegal.com

            transactionnotices@walmartlegal.com

Notice or other communication pursuant to this Section 16 shall be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day shall be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day. Any party hereto may specify a different address, by written notice to the other party hereto. The change of address shall be effective upon the other party hereto’s receipt of the notice of the change of address.

17. Amendments; Waivers. This Warrant may not be amended or modified (provided however that that the Exhibits hereto may be amended or modified following a Public Offering to include necessary provisions for signature or medallion guarantees or any other revisions necessary to facilitate their express purpose), nor may compliance with any covenant set forth herein be waived, except by a writing duly and validly executed by the Company and the Holder, or in the case of a waiver, the party waiving compliance. No knowledge, investigation or inquiry, or failure or delay by the Company or the Holder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder will be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

18. Assignment. The Company may not, without the prior written consent of the Holder, sell, transfer or assign any of its rights or obligations under this Warrant except such restriction shall not apply with respect to any sale, transfer or assignment of this Agreement made in connection with a Change of Control transaction or Public Offering, including any restructuring or reorganization of the Company undertaken in connection therewith, or a Reorganization so long as any transferee or assignee agrees in writing to assume the obligations of the Company hereunder and in no event shall such assignment relieve the Company of its obligations hereunder. The Holder may not sell, transfer or assign any of its rights or obligations under this Warrant except in accordance with Section 5.

19. Severability. The provisions of this Warrant shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Warrant. If any provision of this Warrant or the application thereof to any Person or any circumstance is illegal, invalid or unenforceable, the remainder of this Warrant shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Warrant with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

20. Expenses; Tax Treatment.

20.1 Each party hereto shall bear all fees, costs and expenses incurred by it in connection with the preparation, negotiation and execution of this Warrant and the transactions contemplated hereby, except as may otherwise be expressly contemplated by this Warrant.

20.2 For U.S. federal (and applicable state and local) income tax purposes, the Company and the Holder agree that this Warrant is intended to be treated as a noncompensatory option as defined in Treasury Regulations Section 1.721-2(f). The Company and the Holder agree to report consistently with such intended tax treatment, and the Company and the Holder shall not take any position inconsistent with such intended tax treatment on any tax return, in any audit, examination or other proceeding relating to taxes or otherwise unless otherwise required by a determination within the meaning of Section 1313 of the Internal Revenue Code of 1986 (or any analogous provision of applicable state or local tax Law).

21. Certain Definitions.

21.1 Unless specified otherwise herein or context otherwise requires, the following words and phrases have the meanings specified in this Section 21.1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, that, for the avoidance of doubt, the Company and its Representatives and Subsidiaries, on the one hand, shall not be deemed to be “Affiliates” of the initial Holder and its Representatives and Subsidiaries, on the other hand.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Units in respect of which this Warrant is then being exercised pursuant to Section 2, multiplied by (b) the Exercise Price in effect as of the Exercise Date.

“Board” means the board of directors of PubCo.

“Business Day” has the meaning set forth in the LLC Agreement.

“Capital Markup Prepayment” has the meaning set forth in the MAA.

“Change of Control” has the meaning set forth in the Subscription Agreement; provided, that for purposes of Section 7, “Change of Control” has the meaning set forth in clauses (ii) and (iii) of the definition of “Change of Control” in the Subscription Agreement.

“Chosen Court” means Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, in the Superior Court in the City of Wilmington, New Castle County, Delaware, and if jurisdiction in the Superior Court in the City of Wilmington, New Castle County, Delaware is unavailable, in the Federal courts of the U.S. sitting in the State of Delaware), and any appellate court from any thereof.

“Class A Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of PubCo, or such other shares or other securities into which the shares of Class A Common Stock are converted, exchanged, reclassified or otherwise changed, as the case may be, from time to time.

“Common Units” means the Common Units of the Company as defined in the LLC Agreement, or such other shares or other securities into which Common Units are converted, exchanged, reclassified or otherwise changed, as the case may be, from time to time.

“Company” has the meaning set forth in the Preamble and shall also include any successor entity resulting from a Change of Control transaction or any restructuring or reorganization of the Company.

“Contract” means any legally binding agreement, lease, license, contract, note, mortgage, indenture, arrangement or other similar obligation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exercisable or exchangeable for Common Units, other than Options.

“Expiration Time” means 5:00 p.m., New York City time, on the date that is the five-year anniversary of the Issue Date.

“Fair Market Value” means, (a) in the case of a Change of Control transaction, the pre-transaction equity value ascribed to the Warrant Units (or shares of Class A Common Stock, if all Common Units are or will be converted into or redeemed in exchange for shares of Class A Common Stock in connection with the Change of Control Transaction) pursuant to the terms of such Change of Control transaction, and (b) for any other transaction, the Market Price that would be ascribed to the Warrant Units if such Warrant Units were exercised and converted into or redeemed in exchange for shares of Class A Common Stock pursuant to the terms of the LLC Agreement.

“Governmental Authority” means any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body, in each case of competent jurisdiction.

“Installment Commencement Date” has the meaning set forth in the MAA.

“Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances and common law, and all rules, regulations, agency requirements, licenses and permits of any Governmental Authority.

“Lien” has the meaning set forth in the Subscription Agreement.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Issue Date, by and among the Company and the equity holders thereof.

“MAA” means the Second Amended and Restated Master Automation Agreement, dated as of May 20, 2022, by and among the Company, the initial Holder and Symbotic LLC.

“Market Price” means, (a) with respect to a share of Class A Common Stock, the average of the per share volume-weighted average price of shares of Class A Common Stock for the five trading days immediately prior to any date of determination, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange, (b) if the Class A Common Stock is not listed or admitted to trading on a Stock Exchange, the average of the per share volume-weighted average price for the five trading days immediately prior to any date of determination, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use, (c) if the Class A Common Stock is not quoted by any such system, the average of the per share volume-weighted average price for the five trading days immediately prior to any date of determination as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the board of directors of PubCo or (d) in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined by the board of directors of PubCo (acting reasonably).

“Member” has the meaning set forth in the LLC Agreement.

“Module” has the meaning set forth in the MAA.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Units or Convertible Securities.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Person” has the meaning set forth in the LLC Agreement.

“Proceeding” has the meaning set forth in the LLC Agreement.

“Project” has the meaning set forth in the MAA.

“Project SOW” has the meaning set forth in the MAA.

“PubCo” means Symbotic Inc., a Delaware corporation, or any successor entity resulting from a Change of Control transaction or any restructuring or reorganization of Symbotic Inc.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

“SEC” means the U.S. Securities and Exchange Commission.

“Stock Exchange” means the Nasdaq Capital Market or other principal national securities exchange on which the Class A Common Stock is listed or admitted to trading.

“Subscription Agreement” means the Investment and Subscription Agreement, dated as of December 12, 2021, by and between the Company and the initial Holder.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) the equity or ownership interests of such other Person, in each case is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.

21.2 Terms Defined Elsewhere in this Agreement. Unless specified otherwise herein or context otherwise requires, the following terms have the meanings set forth in the sections indicated:

Terms	Section

Aggregate Consideration	Section 4.1(f)
Cash Transaction	Section 7.1
Company	Preamble
conversion	Section 4.1(f)
Exercise Date	Section 2.2
Exercise Price	Preamble
Exercise Period	Section 1
Holder	Preamble
Initial Number	Section 4.1(f)
Issue Date	Preamble
Notice of Exercise	Section 2.1(a)
Permitted Transactions	Section 4.1(f)
Pricing Date	Section 4.1(f)
Securities Act	Legend
Vesting Date	Section 1
Warrant	Preamble
Warrant Units	Preamble

22. Interpretation. The Section headings contained in this Warrant are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Warrant.

(a) Unless otherwise specified in this Warrant or the context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Warrant, refer to this Warrant as a whole and not to any particular provision of this Warrant; (ii) any reference to the masculine, feminine or neuter gender includes all genders, the plural includes the singular, and the singular includes the plural; (iii) all Cover Page, Legend, Preamble, Recital, Article, Section, clause and Exhibit references used in this Warrant are to the legend, preamble, recitals, articles, sections, clauses and exhibits to this Warrant; (iv) wherever the word “include,” “includes” or “including” is used in this Warrant, it shall be deemed to be followed by the words “without limitation;” (v) the word “or” is inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (vi) the term “date hereof” means the date first written above; (vii) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (viii) (A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” means calendar months or calendar years, respectively, in each case unless otherwise expressly specified; and (ix) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”;

(b) Unless otherwise specified in this Warrant, any deadline or time period set forth in this Warrant that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(c) Unless otherwise specified in this Warrant or the context otherwise requires, all references to any (i) statute in this Warrant include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, and (ii) Law in this Warrant shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(d) Unless otherwise specified in this Warrant, all references in this Warrant to (i) any Contract, other agreement, document or instrument (excluding this Warrant) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) this Warrant mean this Warrant as amended or otherwise modified from time to time in accordance with Section 17.

(e) With regard to each and every term and condition of this Warrant, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Warrant.

(f) All capitalized terms in this Warrant (including the Exhibits hereto) have the meanings set forth in Section 21, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Warrant has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Warrant and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

23. Counterparts. This Warrant may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that all parties hereto need not sign the same counterpart. Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed and delivered as of the date first written above.

COMPANY:

SYMBOTIC HOLDINGS LLC

By:	/s/ Corey C. Dufresne
Name: Corey C. Dufresne
Title: Vice President & Secretary

[Signature Page to Warrant No.4]

HOLDER:

WALMART INC.

By:	/s/ Michael Guptan
Name: Michael Guptan
Title: SVP, Corporate Development

[Signature Page to Warrant No.4]

EXHIBIT A

Notice of Exercise Form

TO: SYMBOTIC HOLDINGS LLC (the “Company”)

Dated: [•]

The undersigned, pursuant to the terms and conditions set forth in the attached Warrant (the “Warrant”), hereby irrevocably elects to purchase, acquire, accept and receive [•] Warrant Units and in exchange for $[•] immediately available funds to be wire transferred to an account designated in writing by the Company, representing the full purchase price for such Common Units at the now-current Exercise Price.

Unless specified otherwise herein or context otherwise requires, capitalized terms used and not defined herein have the meanings given to them in the Warrant.

[Holder]

By:
Name:
Title:

[Exhibit A to Warrant No. 4]

EXHIBIT B

Warrant Transfer Form

TO: SYMBOTIC HOLDINGS LLC (the “Company”)

Dated: [•]

FOR VALUE RECEIVED, subject to Section 5 of the attached Warrant (the “Warrant”), the undersigned hereby sells, assigns and transfers all of its rights and interest in and to the Warrant to:

Name of Transferee	Address	No. of Warrant Units

[•]	[•]	[•]

The undersigned (the “Transferor”) hereby irrevocably instructs and appoints the Secretary of the Company its agent and attorney-in-fact (the “Agent”) to transfer such portion of this Warrant on the books and records of the Company, to register each such transferee as the registered owner thereof and to take all other necessary and appropriate action to effect such transfer and registration, including the issuance of one or more new or replacement Warrants. The Agent may substitute and appoint one or more persons to act on his or her behalf.

[Holder]

Name:
Title:

[Exhibit B to Warrant No. 4]

EXHIBIT C

Calculation of Number of Warrants

Warrant Agreement
		% of current units	% of PF units
Current Common Units (at Issue Date)(1)	477,777,598
Total New Units from Warrant No. 4	15,870,411	3.3%	3.2%

Pro Forma Units	493,648,009

1.	As per Schedule 1 of Symbotic Holdings 2nd A&R LLC Agreement, as shown below.

[Exhibit C to Warrant No. 4]